Exhibit 8.3

September 14, 2009

Vornado Realty Trust

888 Seventh Avenue

New York, NY  10019

Ladies and Gentlemen:

We have acted as counsel to Lexington Realty Trust (formerly Lexington Corporate Properties Trust), a Maryland real estate investment trust (the “Company”).  In connection with the Prospectus Supplement, dated as of September 14, 2009 (the “Prospectus Supplement”), to the Registration Statement on Form S-3 (File No. 333-138367), dated November 1, 2006 of Vornado Realty Trust (together, the “Vornado Registration Statement”), the Company has requested that we deliver to you our opinion concerning the qualification for federal income tax purposes of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), as of the date hereof.

In connection with this opinion, we have examined and relied upon those documents and information that we have deemed appropriate, including but not limited to the following materials:

(a)           the Registration Statement on Form S-3 (No. 333-157858) and prospectus of the Company filed March 11, 2009 (the “Company Registration Statement”);

(b)           the Declaration of Trust of the Company, dated as of December 22, 1997, as amended to date (the “Declaration of Trust”);

(c)           the By-Laws of the Company, as amended to date; and

(d)           the Officer’s Certificates of the Company, Concord Debt Holdings LLC, a Delaware limited liability company, and Concord Debt Funding Trust, a Maryland real estate investment trust (the “Officer’s Certificates”).

We do not express any opinion concerning any laws of states or jurisdictions other than the federal law of the United States of America.  No opinion is expressed as to the effect that the law of any other jurisdiction might have upon the subject matter of the opinion expressed herein under conflicts of laws principles or otherwise.

Except for the opinion expressly set forth below, we express no other opinions and no opinions should be implied or inferred. Our opinion is limited in all respects to laws and facts existing on the date hereof.  We disclaim any obligation to update the opinion expressed herein for events (including changes of law or facts) occurring after the date hereof.

The opinion set forth below is subject to the following additional assumptions, qualifications and limitations:

A.                                  We have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion and after such inquiries, we are not aware of any material facts inconsistent with representations made in the Officer’s Certificates.  As to matters of fact relevant to this opinion, we have relied without independent investigation on, and assumed the accuracy and completeness of, the factual representations in the Officer’s Certificates.  We have not made an investigation as to, and have not independently verified the facts underlying such representations or covered by the Officer’s Certificates. We have consequently relied upon the representations in each Officer’s Certificate that the information presented in such document or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion.  In addition, to the extent that any of the representations provided to us in the Officer’ s Certificates are with respect to matters set forth in the Code or Treasury Regulations thereunder, the individuals making such representations have reviewed with us or other tax counsel the relevant portion of the Code and the applicable Regulations.  With respect to the qualification and taxation of Concord Debt Funding Trust as a real estate investment trust under the Code, for the period prior to and including December 31, 2006, we have also assumed to be true and are expressly relying upon the opinion, dated December 21, 2006, delivered to Concord Debt Funding Trust, among others, by Katten Muchin Rosenman LLP.

B.                                    We have assumed that the Company, Concord Debt Holdings LLC and Concord Debt Funding Trust have operated and will continue to be operated in the manner described in the Officer’s Certificates, the Company Registration Statement, and the applicable organizational documents and that all terms and provisions of such documents have been and will continue to be complied with.

C.                                    We have assumed the genuineness of all signatures, the authenticity and completeness of all documents, certificates and instruments submitted to us as originals, the conformity with the originals of all documents, certificates and instruments submitted to us as copies and the legal capacity to sign of all individuals executing such documents, certificates and instruments.

D.                                   We have assumed that there are no oral modifications or written agreements or understandings which limit, modify or otherwise alter the terms, provisions, and conditions of, or relate to, the Company Registration Statement and the transactions contemplated therein.

E.                                     We express no opinion as to (1) the effect on the opinions expressed herein of the compliance or non-compliance of the Company or any other party with any state, federal or other laws or regulations applicable to it and (2) the impact, if any, of dispositions, if any, treated as prohibited transactions pursuant to Section 857 of the Code.

F.                                     We have assumed that the Company will use the proceeds of any primary offerings pursuant to the Company Registration Statement as provided therein.

On the basis of the foregoing, and in reliance thereon, subject to the limitations, qualifications and exceptions set forth herein, it is our opinion that, commencing with its taxable year ended December 31, 1993, the Company has been organized and has operated in conformity with the requirements for qualification as a real estate investment trust pursuant to Sections 856 through 860 of the Code, and the Company’s current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code.

The above opinion is based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial interpretations thereof, in each case as in effect on the date hereof, all of which are subject to change.  An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts.  Accordingly, there can be no assurance that the Internal Revenue Service will not take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect.  We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.  Moreover, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership.  Paul, Hastings, Janofsky & Walker LLP will not review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy such requirements.

Subject to the following sentence, this opinion is being rendered to you for your sole use and may not be made available to or relied upon by any other person, firm or entity without our express prior written consent.  We hereby consent to the use of our name and the reference to and reliance on this opinion letter in the opinion letter given by Sullivan & Cromwell LLP in connection with the Vornado Registration Statement.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

As required by U.S. Treasury Regulations governing tax practice, you are hereby advised that any written tax advice contained herein was not written or intended to be used (and cannot be used) by any taxpayer for the purpose of avoiding penalties that may be imposed under the Code;

The advice was prepared to support the promotion or marketing of the transactions or matters addressed by the written advice; and

Any person reviewing this discussion should seek advice based on such person’s particular circumstances from an independent tax advisor.

Very truly yours,

PAUL, HASTINGS, JANOFSKY & WALKER LLP